PROMISSORY NOTE

Maximum Principal Amount          Asheville, North Carolina                             March 20, 2015

[$20,000.00]

FOR VALUE RECEIVED under the Patent Monetization Services Letter Agreement dated March 20, 2015 (the “Agreement”) by and between the undersigned, Adapt IP Ventures, LLC, a North Carolina limited liability company, having its principal offices at 30 Hendersonville Road, Suite 11, Asheville, NC 28803 (“AIP”) and Advanced Voice Recognition Systems, Inc., a Nevada corporation, having its principal offices at 7659 E. Wood Drive, Scottsdale, AZ 85260 (“Company”), AIP hereby promises to pay to Meyer & Associates, L.L.C. (“Law Firm”) funds to continue prosecuting Patents (as that term is defined in the Agreement) on behalf of Company up to a maximum amount of Twenty Thousand Dollars ($20,000) in lawful money of the United States of America (the actual amount paid to Law Firm, the “Principal”).  Company hereby promises to pay to the order of AIP, or to such other holder of this promissory note (the “Note”) as AIP may from time to time designate in writing pursuant to Section 8, the Principal, together with any additional amounts owed as described in Section 2, pursuant to the terms set forth in this Note.  Each of AIP and Company may be referred to herein as a “Party” and together, the “Parties”).

1.                  Definitions.

For the purposes of this Note:

“Agreement” shall have the meaning set forth in the preamble.

“AIP” shall have the meaning set forth in the preamble.

“Company” shall have the meaning set forth in the preamble.

“Law Firm” shall have the meaning set forth in the preamble.

“Maturity Date” shall be one year from the date of this Note, at which time all Principal together with any additional payments as described in Section 2 shall be due.

“Monetization Event” shall mean any transaction of AIP or its affiliates involving the Patents from which Company receives payment, including without limitation the licensing, monetization, settlement, enforcement, sale or other disposition of any of the Patents.

“Note” shall have the meaning set forth in the preamble.

“Party” or “Parties” shall have the meaning set forth in the preamble.

“Patent” shall have the meaning set forth in the preamble.

“Principal” shall have the meaning set forth in the preamble.

2.                  Payment.  In addition to any compensation provided for in the Agreement for services to be rendered by AIP, Company shall pay to AIP, or to its assignee as designated pursuant to Section 8, according to the terms set forth below.

(a)                If Company repays the Principal within six (6) months from the date of this Note, Company shall pay to AIP or its assignee:  (i) together with the Principal, a premium of ten percent (10%) of Principal; and (ii) one percent (1.0%) of proceeds received by Company from a Monetization Event initiated by AIP.

(b)               If Company repays the Principal six (6) or more months from the date of this Note, Company shall pay to AIP or its assignee:  (i) together with the Principal, a premium of ten percent (10%) of Principal; and (ii) two percent (2.0%) of proceeds received by Company from a Monetization Event initiated by AIP.

(c)                Company and AIP each acknowledge that (i) the obligations of AIP under this Section 2 are contractual only and do not create any fiduciary or other relationship between them and (ii) AIP has not represented that it will be successful in its efforts to monetize the Patents and, accordingly, makes no representation as to the value, if any, of the possible proceeds from a Monetization Event realized under Section 2.

(d)               The Maturity Date of this Note and obligations of Company to repay AIP pursuant to the terms of this Note are independent obligations of this Note and will not expire upon termination of the Agreement.

(e)                AIP shall set forth actual amounts owed, constituting the Principal, in the attached Schedule A to be updated as moneys are advanced to Law Firm.  AIP shall promptly send copies of the schedule to Company as the schedule is updated.  All payments made by AIP pursuant to this Note shall be made by wire transfer to that account specified by Law Firm (to be provided by Law Firm).  AIP shall provide such supporting documentation as may be reasonably requested by Company (subject to appropriate and customary confidentiality obligations as may be required in order to disclose such documentation to Company).  It is understood that Law Firm is counsel to Company, and Company shall direct the work undertaken by Law Firm, and AIP shall not undertake any measure that will interfere with the attorney-client relationship between Law Firm and Company.

3.                  Prepayment.  Prepayment of the Principal due under this Note may be made in whole or in part at any time without penalty.

4.                  No Security for Payment.  This Note is unsecured.

5.                  Cancellation upon Payment in Full.  Upon AIP’s receipt of the full payment of this Note, AIP shall write on the face of each page of this Note the following “Note Cancelled/Released, Paid in full on (the date of payment)” and signature of an authorized representative of AIP.  AIP shall send the original cancelled Note to Company within five days of AIP’s receipt of final payment of the Note.  Upon full payment of the note the conditions of 2(a) and 2(b) still remain and may come at some point in the future.

6.                  Records.  AIP shall keep or cause to be kept at the principal office of AIP those records and documents required to be maintained in order for Company to determine its rights hereunder, and other books and records deemed by the management of AIP to be appropriate with respect to AIP’s business (and reasonably acceptable to Company in light of good business practices).  Any records maintained by or on behalf of AIP in the regular course of its business may be kept on, or be in the form of, any information storage device, provided that the records so maintained are convertible into clearly legible written form within a reasonable period of time.  Company will have the right at reasonable times and with reasonable notice to audit the books and records of AIP.  AIP’s undertakings above and Company’s audit rights shall survive expiration or termination of this Note for any reason whatsoever.

7.                  Governing Law; Jurisdiction.  This Note shall be governed by and construed in accordance with the internal laws of the State of North Carolina and applicable federal laws of the United States of America, without regard to conflict of law principles.  This Note has been delivered and accepted in Asheville, North Carolina and is payable at a location designated by Company.  Except for the Agreement, there are no unwritten or oral agreements between AIP and Company with respect to the subject matter hereof and except for the Agreement, this Note, supersedes and replaces any previous agreement, undertaking, covenant or promise between AIP and Company with respect to the subject matter hereof.

8.                  Assignment.  AIP may assign this Note to a new entity for management that is affiliated with AIP.  Any such assignment shall not affect AIP’s promise to pay to Law Firm patent costs and legal fees on behalf of Company.  AIP shall provide Company with written notice of such assignment.  Company may not assign this Note without the express written consent of AIP.

EXECUTED, DELIVERED AND EFFECTIVE as of the day and year first above written.

AIP Adapt IP Ventures, LLC By: ______________________________ Name: ______________________________ Title: ______________________________	COMPANY Advanced Voice Recognition Systems, Inc. By: ______________________________ Name: ______________________________ Title: ______________________________